Beijing Yingxin Yijia Network Technology Co., Ltd

ARTICLES OF ASSOCIATION

CHAPTER 1

General

Article 1 In accordance with the PRC Foreign Investment Law and its Implementation Rules and other laws and regulations of the People’s Republic of China, Hongkong Internet Financial Services Limited, is a company established under the laws of Hong Kong and legally existing. Beijing Yingxin Yijia Network Technology Co., Ltd(Hereinafter referred to as “the Company”), is a wholly foreign-owned enterprise established in Beijing, the People’s Republic of China, these articles of association are hereby formulated.

Article 2 The name of the Company is Beijing Yingxin Yijia Network Technology Co., Ltd.

The domicile of the Company is No. 308 in Central North Road Huai Bei Town Huairou District of Beijing

Article 3 Shareholders

Name: Hongkong Internet Financial Services Limited

Registered Address: Unit 806, 8th Floor, Block 2, Cheung Sha Wan Mansion, 833 Cheung Sha Wan Road, Kowloon, Hong Kong

Legal Representative: Lin Jianxin

Position: Executive Director Nationality: China

Article 4 The Company is a limited liability company, and the shareholders shall bear the responsibility to the Company for the amount of capital contribution subscribed by it.

Article 5 The Company is a Chinese legal person, subject to the laws of China and protected by the laws of China. All activities must comply with China’s laws, decrees and relevant regulations.

CHAPTER 2

Mission and Business Scope of the Company

Article 6 Mission: the introduction of international advanced management experience and technology, relying on the domestic market and talent, in order to create good economic and social benefits.

Article 7 The business scope of the Company is computer software, network technology, communication technology development, technical consulting, technical services, technical training, technology promotion; data processing, computer system services, application software services, animation model design, computer animation design, product design, Business services, Business planning; business management consulting, economic information consultation; translation services, import and export of goods; technology import and export, import and export agent. (Business scope subjects to be approved by the Trade and Industry Bureau)

CHAPTER 3 The Total investment and Registered Capital of the Company

Article 8 The total investment and registered capital of the Company isRMB1 million Yuan.

Article 9 Contribution: Shareholders invest RMB 1million Yuan investment, accounting for 100% of registered capital,

Article 10 Shareholders should take the actually paid capital contribution amount and handle all the formalities before the company’s business license issued by the date of December 31, 2017.

Article 11 Make capital verification by the certified public accountant registered in China and issue a capital verification report after the company injects funds. The main contents of the verification report are the name of the investor, the content of the capital contribution, the date of the capital contribution and the date of issuance of the verification report.

Article 12 Resolutions on the increase or transfer of the Company’s registered capital shall be made by the shareholders and approved by the original examination authority. It shall apply to the original registration authority for a change in its registered capital.

CHAPTER 4 Shareholders

Article 13 Shareholders are the highest authority of the company, and decide all the major issues. The shareholders of the Company shall enjoy the following rights:

(1) To decide on the business policies and investment plans of the Company;

(2) To appoint the director and the supervisor, and to decide on matters concerning the remuneration of the director and the supervisor;

(3) To review and approve reports of the executive director;

(4) To review and approve reports of the supervisor;

(5) To review and approve the Company’s proposed annual financial budgets and final accounts;

(6) To review and approve the Company’s profit distribution plans and plans for making up losses;

(7) To pass resolutions on the increase or reduction of the Company’s registered capital;

(8) To pass resolutions on the issuance of corporate bonds;

(9) To pass resolutions on matters such as the merger, division, dissolution, liquidation or change of the corporate form of the Company;

(10) To amend the Articles of Association of the Company;

Article 14 All decides on the business policies and investment plans of the Company that made by the shareholders should be issued in writing and signed by the shareholders and served as a record in the Company.

CHAPTER 5 Executive Directors

Article 15 The company does not set up a board of directors but an executive director, which is appointed by the shareholders; The tenure of the executive director is three years. An executive director may serve consecutive terms upon expiration of his term if re-appointed.

Article 16 The executive director is the legal representative of the Company.

Article 17 The executive director is accountable to the shareholders and enjoys the following rights:

(1) To execute the decisions of the shareholders;

(2) To make the business plans and investment plans of the Company;

(3) To prepare annual financial budget plans and final accounting plans in relation to the Company;

(4) To prepare profit distribution plans for the Company and plans for making up any losses suffered by the Company;

(5) To prepare plans for increasing or reducing the Company’s registered capital;

(6) To formulate plans for mergers, divisions, changes of corporate form or dissolution in relation to the Company;

(7) To determine the Company’s internal management structure;

(8) To determine and approve the important reports submitted by the general manager, such as the annual business report, budget, loans and so on.

(9) To determine the appointment or removal of the Company’s general manager as well as the remuneration of the general manager, and upon the general manager’s recommendation, determine the appointment or removal of deputy general manager(s), the officer in charge of finance of the Company and their remuneration;

(10) To formulate the Company’s basic management systems;

Article 18 The Executive Director shall be appointed by the Shareholders and the Shareholders shall have the right to appoint and remove the Executive Director at any time. If the Executive Director resigns due to removal, retirement, incapacity, death or any other reasons, the Shareholder may appoint another successor to the Executive Director during the term of office.

Article 19 The decision of the executive director must be documented in detail, and signed by the executive director in Chinese, and recorded in the company.

CHAPTER 6 Operation and Management Organization

Article 20 The general manager shall be responsible for the day-to-day management of the company, and other positions of the operation and management organization shall be proposed by the general manager to the executive director in accordance with the provisions of these Articles of Association and approved by the executive director.

Article 21 The tenure of the general manager shall be three years, and appointed by the Executive Director. The general manager may serve consecutive terms upon expiration of his term if re-appointed.

Article 22 The general manager is directly responsible for the executive director of the company, and implements its provisions, organize and lead the company’s daily operation and management.

Article 23 The general manager has the right to decide on the day-to-day business activities, and shall exercise the following functions and powers:

(1) To be in charge of the management of the Company’s operational activities, and organize the implementation of the board’s resolutions;

(2) To organize the implementation of the annual business plan and the characteristics plan;

(3) To prepare of the setting plans of the internal management of the company;

(4) To prepare the basic management system;

(5) To formulate specific rules and regulations for the Company;

(6) To appoint or dismiss the deputy manager and the person in charge of finance of the company;

(7) Appointment or dismissal shall be in addition to the responsible management personnel who are appointed or dismiss by the executive director.

Article 24 The general manager and other senior staff members shall submit written reports to the executive directors 30 days in advance upon their resignation. The above personnel may commit malpractice or serious dereliction of duty and may be dismissed at any time upon the decision of the executive director.

CHAPTER 7 Supervisors

Article 25 The Company has one supervisor and is appointed by the shareholders. The tenure of supervisor is three years. The supervisor may serve consecutive terms upon expiration of his term if re-appointed.

Article 26 The supervisor shall exercise the following functions and powers:

(1) To examine the Company’s financial affairs;

(2) To supervise the execution of the duties of the executive directors and senior executives, and propose the dismissal of the executive directors and senior management personnel who violate the laws, administrative regulations or the articles of association;

(3) The executive directors and the managers shall be required to rectify when the acts of them are detrimental to the interests of the company;

(4) To propose a resolution to the shareholders;

(5) To institute litigation against the executive directors and senior management in accordance with the Article 152in “Company Law”;

Article 27 The supervisors may ask questions or make recommendations on the resolutions of the executive directors.

Article 28 The necessary expenses for the supervisors to exercise their functions shall be borne by the Company.

Article 29 The executive directors and senior executives of the Company shall not concurrently serve as directors.

CHAPTER 8 Financial Affairs, Tax and Foreign Exchange Management

Article 30 The Company’s financial and accounting systems shall be handled in accordance with the provisions of the Accounting Standards and the Accounting System for Business Enterprises promulgated by the Ministry of Finance of the People’s Republic of China and international accounting principles.

Article 31 The accounting system and procedures shall be approved by the executive director. The accounting system and procedures shall be reported to the relevant local financial and tax authorities for the record.

Article 32 The Company shall use RMB as its reporting currency. The exchange rate of RMB and other currencies shall be calculated according to the “central parity” of the exchange rate quoted by the People’s Republic of China on the day of the transaction or the first day of the month.

Article 33 The Company adopts the internationally accrual basis and debit and credit bookkeeping method.

Article 34 The fiscal year of the Company adopts the Gregorian calendar system. It is an accounting year from January 1 to December 31.

Article 35 All accounting vouchers, books and reports of the company are written in Chinese.

Article 36 The financial accounting books of the Company shall record the following contents:

(1) Cash income and expenses of the Company;

(2) All materials purchased and sold;

(3) The registered capital and liabilities of the Company;

(4) The payment, increase and transfer of the registered capital of the Company.

Article 37 The Company shall employ an accounting firm registered in the People’s Republic of China who is authorized to issue reports and opinions in accordance with the laws of the People’s Republic of China, and shall audit all financial reports, financial statements and profit distribution plans. The audit report shall be submitted to the general manager and forwarded to the shareholders through the executive director. To the shareholders, the company shall facilitate the audit.

Article 38 The company shall pay taxes in accordance with the relevant laws and regulations of the People’s Republic of China.

Article 39 The Company performed the personal income tax withholding and remitting according to the Individual Income Tax Law of the People’s Republic of China.

Article 40 The Company shall deal with all matters related to foreign exchange in accordance with the Foreign Exchange Regulations of the People’s Republic of China and other relevant laws and regulations.

Article 41 The Company shall open a RMB and foreign currency account with a Chinese bank. Before opening these accounts, the Executive Director shall approve special provisions concerning the right to sign bank checks and other documents, a copy of which shall be filed with the bank in which the account is opened.

CHAPTER 9 Profit Distributions

Article 42 The Company shall file a statutory common reserve fund in accordance with the profit after payment of income tax in accordance with the provisions of the PRC Tax Law. The proportion of the statutory public reserve fund shall not be less than 10% of the after-tax profit. It may not be withdrawn when the accumulative withdrawal amount reaches 50% of the registered capital. The proportion of the Company’s statutory common reserve fund shall be determined by the shareholders.

Article 43 The residual profits after deducting the enterprise income tax according to law and drawing the statutory common reserve fund as stipulated in Article 42 shall be distributed according to the decision of the shareholders.

Article 44 The profits of the Company shall be distributed once a year. The profits of the previous years shall not be distributed before the loss has been made. In the past fiscal year, the profits distributed may be distributed together with the distributable profits of the current fiscal year.

CHAPTER 10 Employees

Article 45 The employment, dismissal, resignation, salary, welfare, labor insurance, labor protection and labor discipline of the employees of the Company shall be handled in accordance with the relevant provisions of the Labor Contract Law of the People’s Republic of China and filed with the local labor and personnel department.

Article 46 The wages and benefits of employees of the Company shall be determined in accordance with the relevant provisions of the Chinese Government and the operating conditions of the Company and shall be specified in the contract.

Article 47 The employees shall be punished by warnings, demotions, salary reductions and expulsions, etc., if they of the company are engaged in malpractice, serious dereliction of duty, or are unable to do the designated work, and shall be reported to the local labor department for archival purposes.

CHAPTER 11 Labor Unions

Article 48 Company employees have the right to establish trade unions in accordance with the “Trade Union Law of the People’s Republic of China”, and carry out activities to safeguard their legitimate rights and interests.

Article 49 The company shall provide the necessary conditions for the trade union once the union is established. The company shall allocate 2% of the actual wages of the employees to the trade union in accordance with the relevant rules on the management of trade union funds formulated by the All-China Federation of Trade Unions.

Article 50 The company’s trade union is the representative of the interests of workers, its task is to safeguard the democratic interests and material interests of workers, and assist the company to arrange and use the welfare, discipline, and strive to complete the company’s economic tasks. The company’s trade unions on behalf of workers and companies signed labor contracts, and supervise the implementation of the contract.

CHAPTER 12 Terms, Termination and Liquidation

Article 51 The operating period of the Company is 30 years, which is calculated from the date when the Company’s business license is issued.

Article 52 If the expiration of the company’s expiration date is 180 days, a written application shall be submitted to the original examining and approving organ. After approval, the operation period may be extended and the change of registration formalities shall be handled with the industrial and commercial administrative department.

Article 53 The Company shall be dissolved and liquidated according to law in each of the following cases:

(1) The term of operation of the Company expires

(2) A resolution of dissolution is adopted by the shareholders’ general meeting because of the mismanagement and serious losses;

(3) The company fails to continue to operate due to natural disasters, war or other force majeure or cause serious losses;

(4) Bankruptcy;

(5) Violation of the laws and regulations of the People’s Republic of China, and damaging the interests of socialism shall be revoked according to law;

(6) Other reasons stipulated herein emerges.

Article 54 The executive director shall submit the liquidation procedure, principle and the person in charge of the liquidation group to the shareholders for approval when the company expires or terminates its operation early. The liquidation group of the shareholders shall liquidate the property of the company.

Article 55 The liquidation group represents or sues on behalf of the company during the liquidation of the company.

Article 56 The liquidation expenses of the Company and the remuneration of the members of the liquidation group shall be paid first and foremost from the Company’s existing assets.

Article 57 The shareholders shall not remit or carry out the funds of the Company out of China, and shall not handle the Company’s property on its own before the liquidation of the Company is completed.

Article 58 The operating period may be terminated in advance upon approval of the original examination and approval authority, if the company terminates its term of operation ahead of schedule. Terminate or expire shall in accordance with the law, and issue a public announcement, and cancel the registration formalities with the original registration authority.

CHAPTER 13 Rules and Regulations

Article 59 The company developed the following system:

(1) Management and formulation;

(2) Staff Code:

(3) Labor wage-setting:

(4) Rewards and penalties for staff and workers;

(5) Other necessary development.

CHAPTER 14 Insurance

Article 60 The Company will insure any of its insurers in the People’s Republic of China for its risks. The Executive Director shall determine the scope and duration of the insurance in accordance with the provisions of the insurance company.

CHAPTER 15 Adapted Laws

Article 61 The conclusion, validity, interpretation and settlement of the dispute are under the jurisdiction of the People’s Republic of China.

CHAPTER 16 Supplementary Provisions

Article 62 This charter is written in Chinese.

Article 63 The Articles of Association of the Company shall be effective upon the approval of the examination and approval authorities of the Chinese Government. The Articles of Association shall be subject to change and modification by the shareholders, and shall be submitted to the examination and approval authority for approval.

Hongkong Internet Financial Services Limited

Signature:

Name: Lin Jianxin

Position: Legal Representative:

Date: December 17, 2015